Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated April 12, 2005, relating to the financial statements and financial statement schedule of Sigma Designs, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sigma Designs, Inc. for the year ended January 31, 2005:

Registration Statement No. 333-86875 on Form S-8
Registration Statement No. 333-64234 on Form S-8
Registration Statement No. 333-83126 on Form S-8
Registration Statement No. 333-103513 on Form S-8
Registration Statement No. 333-106978 on Form S-8
Registration Statement No. 333-114374 on Form S-8
Registration Statement No. 333-122323 on Form S-3/A

/s/ Deloitte & Touche LLP

San Jose, California
April 12, 2005